Exhibit 99.1

April 26, 2010

Franklin Financial reports 1st quarter earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,974,000 for the first quarter ended March 31, 2010.  When compared to first quarter 2009 earnings of $2,101,000, net income declined 6.0%. On a per share basis, diluted earnings were $.51 for the first three months of 2010 compared to $.55 for the same period in 2009.

“The current economic conditions continue to challenge net income,” commented William E. Snell, Jr., president and CEO. “Specifically, we have experienced higher FDIC deposit insurance premiums and we increased our provision for loan losses as a result of both continuing strong loan growth as well as our intent to maintain the adequacy of the allowance for loan losses during these economic times.”

Total assets at March 31, 2010 reached $974.3 million, an increase of 6.4% over total assets of $915.3 million at March 31, 2009.  Net loans increased to $740.7 million at quarter end from $688.9 million one year earlier, an increase of 7.5%.  Total deposits and repurchase agreements were $786.4 million at the end of the first quarter 2010, increasing 8.7% from the first quarter of 2009.  The market value of trust assets under management were $464.9 million on March 31, 2010, representing a 2.7% decline from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and southern Huntingdon counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.